Exhibit 99.1

Disco Learning Media supports new summer STEM initiative for CPS Energy

Austin, TX July 13, 2021 /PRNewsire/, Disco Learning Media Inc. (“Disco”), a subsidiary of ProBility Media Corp. (OTCPK: PBYA), an education company building the first full-service training and career advancement brand for the skilled trades, has confirmed it will support a new educational career program for CPS Energy in San Antonio, Texas. CPS Energy is the nation’s largest public power, natural gas and electric company, that serves the Greater San Antonio Region.

This new program, the CPS Energy Summer Fellowship, aims to provide high school and college age students interested in energy careers with access to award-winning science documentaries, online STEM resources, hands-on learning opportunities, and the unique chance to engage with energy/water industry experts. The program will be done in collaboration with multiple educational organizations, including the Best Earth Ever (“BEE”) Program, MakeWater, Students of Service (“SOS”) San Antonio, and the Webber Energy Group at the University of Texas at Austin.

“Our Fellowship students are champions of change and are passionate about creating a better, more sustainable tomorrow,” says Juan Garcia, President of Disco Learning Media. “We are proud to support CPS Energy in this exciting new pathway for students to gain valuable career experience, and we’re thrilled to be offering this program with our partners.”

Disco’s partnership with CPS Energy is also linked to the Smart Energy Education program, established in 2020, and sponsored by CPS Energy, global technology leader Itron, Inc., and the State of Texas. Smart Energy Education is composed of several robust STEM programs, such as the Resourcefulness, an energy and water eCourse for high school students, and the Watt Watchers of Texas, a K-12 energy-saving program for schools and families. Like the CPS Energy Fellowship Program, Smart Energy Education is part of a robust initiative to build a strong future talent pipeline for the energy industry.

About Disco Learning Media

Disco Learning Media specializes in eCourse development, program management, and consulting. The company also offers instructional design and media production services. Their mission is to enhance learning experiences through integrated design and data. With over 20 years of media production and educational design experience, their vision is to create a fundamental shift in teaching and learning through innovative, high quality educational products.

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About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit http://www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

Investor Relations Contact:

ProBility Media Corp.

info@probilitymedia.com

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